EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

IBERIABANK Corporation, a Louisiana corporation, is a bank holding company that has elected to become a financial holding company. The table below sets forth all of IBERIABANK Corporation’s subsidiaries as to State or Jurisdiction of Organization as well as their relationship to IBERIABANK Corporation as of December 31, 2007. All of the subsidiaries listed below are included in the consolidated financial statements, and no separate financial statements are submitted for any subsidiary.

Subsidiary	State or Jurisdiction of Organization
IBERIABANK	Louisiana
Acadiana Holdings, LLC	Louisiana
IBERIABANK Insurance Services, LLC	Louisiana
Jefferson Insurance Corporation	Louisiana
Iberia Financial Services, LLC	Louisiana
Finesco, LLC	Louisiana

On January 31, 2007, the Company acquired Pulaski Investment Corporation, the bank holding company for Pulaski Bank and Trust Company. Pulaski Bank and Trust Company has four active, wholly-owned subsidiaries: Pulaski Mortgage Company, Lenders Title Company, Asset Exchange, Inc. and Pulaski Insurance Agency, Inc.

On February 1, 2007, the Company acquired Pocahontas Bancorp, Inc., the savings and loan holding company for First Community Bank. First Community Bank has three active, wholly-owned subsidiaries: Sun Realty, Inc. (d/b/a FCB Insurance Agency), P.F. Services, Inc., and Southern Mortgage Corporation.